SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                DATE OF REPORT (date of earliest event reported)

                                 March 18, 2004

                               Halliburton Company
             (Exact name of registrant as specified in its charter)

State or other                    Commission               IRS Employer
jurisdiction                      File Number              Identification
of incorporation                                           Number

Delaware                            1-3492                 No. 75-2677995


                            1401 McKinney, Suite 2400
                              Houston, Texas 77010
                    (Address of principal executive offices)

                         Registrant's telephone number,
                       including area code - 713-759-2600

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         INFORMATION TO BE INCLUDED IN REPORT

Item 9.  Regulation FD Disclosure

         On  March  18,  2004  registrant   issued  a  press  release   entitled
"Halliburton Successes: Improving the Lives of Soldiers and Iraqis."

         The text of the press release is as follows:

                  HALLIBURTON SUCCESSES: IMPROVING THE LIVES OF
                               SOLDIERS AND IRAQIS
HOUSTON, Texas -- Waiting. Not sure what is ahead, but prepared to make your part happen. One year ago, March 20, 2003, a small group of people who did not know what their lives would hold in the next year were waiting for the word to carry out the plans before them. The military had entered Iraq the day before.

Halliburton's team -- multi-national employees from America, the United Kingdom, Australia and eastern Europe -- were ready to start their assignments in Iraq. Members of the Logistics Civil Augmentation Program (LOGCAP) team from Halliburton stood ready to support our troops with meals, housing, laundry, mail and communications to friends and loved ones back home. The Restore Iraqi Oil
(RIO) Team was prepared to put out fires and try to salvage what they could of the Iraq Oil Infrastructure to get it back and functioning as quickly as possible.

"Time is a critical factor in all these activities and deployments," said Dave Lesar, Chairman, President and Chief Executive Officer, Halliburton. "Now it's time to stand proud in our accomplishments over the last year, looking past the political rhetoric, and see the real magnitude of what we're doing."

Halliburton's activities after one year show a record of success.

Currently, KBR has more than 24,000 employees and subcontracted personnel working in the Kuwait-Iraq region under both the LOGCAP and RIO contracts, utilizing more than 6,000 subcontractors in Iraq alone.

"I am extremely proud of all of Halliburton's more than 100,000 employees worldwide and the great work they do in the difficult and harsh environments we work in," explained Lesar. "I am especially proud of our employees in Iraq who are risking their lives every day while rebuilding Iraq's oil infrastructure and providing our troops housing, meals, mail and other vital services."

The loss of life tempers the success. As of March 18, 2004, Halliburton and its subcontractors have lost about 30 personnel while performing services under the LOGCAP and RIO contracts in the Kuwait-Iraq region.

"We are deeply saddened by the loss of our co-workers. The company's primary concern is for the safety and security of all personnel," added Lesar, "especially those working in such challenging environments."

Proud to Support our Troops

For  the  past  year,  standing   shoulder-to-shoulder   with  our  troops,  the
Halliburton  team has  supported  the U.S.  military  every step of the way. The
LOGCAP Team is civilians that voluntarily place themselves in a dangerous environment to make our troops feel a little closer to home. Many sign up because they feel they make a difference to U.S. soldiers and the Iraqi people.

During the past year, Halliburton employees have counted many success stories. Every time a soldier thanks you for clean clothes or a hot meal, it feels like a success story. But, Halliburton employees' collective accomplishments are the true measure of success.

Here is what Halliburton employees have done in the past year in Iraq and Kuwait to support military operations there:

- We entered Baghdad on April 20, 2003 -- eleven days before the end of the war -- and immediately began our support for the Coalition Provisional Authority.

- We were tasked in May 2003 to build permanent facilities for troops in Iraq -- from establishing housing facilities to installing hot showers and opening dining facilities to serve hot meals at 30 sites throughout the country. Within 180 days, KBR delivered and installed 34,000 living container units, 10,000 toilets and 10,000 showers to house 80,000 troops.

- Since May 2003, 64 Dining Facilities (DFACs) have opened throughout the Kuwait-Iraq region, serving more than 40 million meals.

- Processed more than 1 million bundles of laundry.

- Hosted close to 5 million people in the Morale, Welfare and Recreation facilities--letting the troops take advantage of breaks in the action.

- Collected and disposed of more than 1.5 million cubic meters of trash.

- Exterminated more than 8,000 tents and buildings.

- With more than 700 trucks on the roads of Kuwait and Iraq at any given time, we drive roughly 3.3 million miles (5.3 million kilometers) per month.

Creating the transportation function alone would be a major accomplishment. How major? It equals assembling enough personnel and equipment to parallel the seventh largest trucking company in the United States.

What do we do with all those trucks? In the past year Halliburton has:


- Moved and delivered nearly 8 million bags (close to 13 million pounds or 5.9 million kilograms) of mail for soldiers.

- Transported  more than 1.8 billion liters of fuel.

- Moved close to one million equipment and supply containers across Kuwait and Iraq.

- Hired, mobilized and trained close to 1,500 certified heavy truck drivers to complete these missions.

Competitively bid and awarded to KBR in December 2001, LOGCAP III is a 10-year Task Order contract, with a one-year base period and nine one-year options. The contract requires the contractor to deploy within 72 hours of notice and to deliver Combat Support and Combat Service Support (CS/CSS) for 25,000 troops within 15 days. KBR must be ready to furnish these warfighter services 24 hours a day, 7 days a week, 365 days a year under any condition and at any location around the globe.

As General Paul Kern, Commanding General, US Army Materiel Command, addressed the LOGCAP contract in a March 11 Congressional Hearing:

"It provides a means for our war fighters and our nation to execute national security missions. These contracts are around the world, not just in Iraq, and they provide us extensive capability in each area we use them.

"When our forces go in, they carry with them everything that they have for life support; the food, the water, the tents, and the laundry, they hope will not be far behind. LOGCAP has provided us the capability to change the conditions in which the soldiers and the support structure lives from lying on the ground and eating MREs to one of being able to have shelter, sleep on cots, and to have hot food prepared.

"If they want a shower, when they arrived in Iraq last year, they used a bucket of water. Today, they have facilities to shower in.

"If they wanted a clean uniform, they used the same bucket of water. And today, they have laundries that they can use.

"As many of the soldiers have reported to us, LOGCAP has changed the way that they can live and survive in that theater."

Rich Oil Reserves, But No Fuel

The military witnessed first-hand the waste and destruction that Saddam Hussein and his military inflicted on oil wells in Kuwait during the Gulf War in 1991. The military had the foresight to ask for a plan in advance to help stem the potential waste and environmental damage inflicted on the oil wells in Iraq. We delivered the plan under the competitively bid LOGCAP contract.

The military assessment was correct. Halliburton professionals, working with the Army Corps of Engineers, entered Iraq on the second day of the war and immediately began the task of assessing wells. To date Halliburton success stories include:

- Between the first week in April 2003 and the first week of September 2003, we removed more than 46,000 barrels of oil (1.45 million gallons or 5.5 million liters) from oil spills in Iraq.

- In our partnership with the US Army Corps of Engineers Southwestern Division Task Force RIO and the Iraq Ministry of Oil, we had our first meeting with Iraq's South Oil Company and our first link with Iraq's North Oil Company in April 2003.

- After we assessed more than 600 oil infrastructure facilities in 30 days, the first oil flowed from Iraq's southern oil fields in late April 2003.

- Our task was to begin the fuel delivery mission in May 2003 and the first fuel arrived into Iraq three days later. In less than 96 hours, we mobilized the first trucks of gasoline and liquid petroleum gas (LPG) toward Baghdad. As of December 31, we had acquired, transported and delivered more than 1 billion liters (264.2 million gallons) of gasoline, 350,000 metric tons (350 million kilograms or 772 million pounds) of liquid petroleum gas (LPG), 250 million liters (66 million gallons) of diesel and 190 million liters (50.2 million gallons) of kerosene to support humanitarian efforts for the Iraqi people. This monumental task requires more than 3,500 trucks moving everyday between Iraq and Kuwait, Turkey and Jordan. The facts show KBR delivered fuel to Iraq at the best value, the best price and the best terms. It is also important to understand the difference between fact and allegations. It is not fact that KBR has overcharged.

- The first oil to export from Iraq was from the Al Basra Oil Terminal in late June 2003 -- a day ahead of schedule.

- We assisted in surpassing Iraq's prewar oil production levels of approximately 2 million barrels per day when production reached 2.4 million barrels per day in December 2003 -- three months ahead of forecast.

After Halliburton doused well fires in southern Iraq, the Corps of Engineers approved a "work over" of some of the destroyed wells to bring them back into production. Delayed for security reasons until late August, we teamed with Iraqi engineers from South Oil Company and introduced Iraqis to technology they had never seen -- a hydraulic work over rig.


Accomplishing the work over task for one well 10 percent under budget and ahead of schedule, this resulted in the following for one well:

- Increased production by nearly 700 percent, from prewar 900 barrels per day to 7,000 barrels per day now.

- Increased production from a prewar value of $27,000 per day to value of approximately $210,000 per day to the Iraqi economy now.

- Completed four other work over wells and consistently increased prewar production levels on each.

- Provided Iraqi engineers with an opportunity to work with up-to-date technology and procedures and demonstrated efficiencies which may be gained in their production levels.

Employee Perspective

"I've worked for KBR around the globe -- in Somalia and Algeria, for example -- and I never thought I'd be in Iraq. The first few days were exhausting and nerve-racking. We were civilians in the middle of a war, but we knew what we had to do in order to help the Iraqi people rebuild their country. When we crossed into Iraq the day after the war started, the oil infrastructure sat in chaos. Facilities had been rendered completely or partially inoperable due to years of neglect and looting and sabotage by Ba'ath Party loyalists. In the span of less than a year, and in a hostile and sometimes deadly environment, KBR and the Corps of Engineers were able to help Iraq's Ministry of Oil and operating companies repair their facilities and pipelines, restore oil production to prewar levels, and resume exports to generate revenue for the newly liberated country," explained Doug Fletcher, project general manager for KBR.

Halliburton has performed for the U.S. military for over 60 years in both Democratic and Republican administrations. Our work with the military in Iraq has made the troops more comfortable as they return a sense of normalcy and security to the people of Iraq. We built warships for the Navy in World War II, and supported troops in Somalia and Rwanda. Our support of troops continues in the Balkans. In the first Gulf War, we helped bring half the oil wells under control in Kuwait. Halliburton employees are prepared to meet the challenge regardless of the difficulties and risks involved.

Halliburton, founded in 1919, is one of the world's largest providers of products and services to the petroleum and energy industries. The company serves its customers with a broad range of products and services through its Energy Services and Engineering and Construction Groups. The company's World Wide Web site can be accessed at www.halliburton.com.

                                      # # #

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       HALLIBURTON COMPANY




Date:     March 18, 2004               By: /s/ Margaret E. Carriere
                                          ----------------------------------
                                               Margaret E. Carriere
                                               Vice President and Secretary